Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

PLUG POWER NAMES ANDREW MARSH PRESIDENT AND CHIEF EXECUTIVE OFFICER EFFECTIVE APRIL 8, 2008
Telecom industry veteran brings extensive experience in product and market development and growing revenues

LATHAM, N.Y. – April 7th, 2008 – Plug Power Inc. (NASDAQ: PLUG), announced today that Andy Marsh has been appointed President, Chief Executive Officer and a member of the Board of Directors, effective April 8, 2008. Mr. Marsh will replace current Plug Power CEO, Roger Saillant, who will retire on April 7, 2008, as previously announced.

Mr. Marsh, 52, brings 25 years of experience in the telecommunications industry to Plug Power. Most recently, he was a co-founder of Valere Power where he served as CEO and Board member from the company’s inception in 2001 through its sale to Eltek ASA in 2007. Under his leadership, Valere grew into a profitable global operation with more than 200 employees and $90 million in revenues derived from the sale of DC power products to the telecommunications sector. Prior to founding Valere, Andy spent almost 18 years with Lucent Bell laboratories where he held a variety of sales and technical management positions. Marsh holds a B.S. in Electrical Engineering Technology from Temple University, an M.S. in Electrical Engineering from Duke University and an MBA from Southern Methodist University.

“We are very impressed with Andy’s record of success and results-oriented leadership. He’s demonstrated the ability to bring products to market, develop customer bases and grow revenues,” said George McNamee, Chairman of the Plug Power Board of Directors.

“I believe that Plug Power has consistently demonstrated its leadership within the fuel cell industry,” said Mr. Marsh. “I am very excited by the possibilities ahead for Plug Power and its customers”.

Mr. Marsh serves on the Board of Directors of Power Distribution Inc, a privately held company in Richmond Virginia. He and his wife, Kathy Mattes, who is an alumnus of the University at Albany, will relocate to New York’s Capital Region.

Conference Call

Plug Power has scheduled a conference call for Tuesday April 8th, 2008 at 10:00 a.m. (EDT) to introduce the new President and CEO. Interested parties are invited to listen to the conference call by calling (877) 407-8291, or (201) 689-8345 for international participants, and entering the pass code PLUG (7584).

The webcast can by accessed by visiting the Plug Power Web site at www.plugpower.com and selecting the conference call link on the home page. The call will be archived on the Company’s Web site for a period of time following the call.

About Plug Power

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable on-site energy solutions, integrates fuel cell technology into backup, motive and continuous power products. The Company is actively engaged with private and public customers in targeted markets throughout the world, including North America, Europe, the Middle East, Russia, South Africa and South America. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding our prospects for growth. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that the anticipated synergies of the Cellex Power Products, Inc. and General Hydrogen Corp. (now amalgamated as Plug Power Canada Inc.) acquisitions are not realized; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its Intellectual Property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products; and other risks and uncertainties discussed under “Item IA—Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (“SEC”) on March 17, 2008, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this communication.

Media Contact: Eoin Connolly Plug Power Inc. Phone: (518) 782-7700 ext. 1510	Investor Relations Contact: Cathy Yudzevich Plug Power Inc. Phone: (518) 782-7700 ext. 1448